SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                               (Amendment No. __)

   Filed by the Registrant [X]
   Filed by a Party other than the Registrant [ ]

   Check the appropriate box:

   [  ] Preliminary Proxy Statement
   [  ] Confidential, for use of the Commission Only (as permitted by Rule
        14a-6(3)(2))
   [X]  Definitive Proxy Statement
   [  ] Definitive Additional Materials
   [  ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12

                            BADGER PAPER MILLS, INC.
                (Name of Registrant as Specified in its Charter)

                       ___________________________________
     (Name of person(s) Filing Proxy Statement if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
        or Item 22(a)(2) of Schedule
        14A.

   [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
        11.

        1)   Title of each class of securities to which transaction applies:

        2)   Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        4)   Proposed maximum aggregate value of transaction:

        5)   Total fee paid:

   [X]  Fee paid previously with preliminary materials.

   [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date
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
                            BADGER PAPER MILLS, INC.


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 14, 1996

   To the Shareholders of Badger Paper Mills, Inc.:

   NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Badger Paper Mills, Inc. will be held on Tuesday, May 14, 1996, at 10:00 a.m., local time, at the Best Western Riverfront Inn, 1821 Riverside Ave., Marinette, Wisconsin, for the following purposes:

   1. To elect two directors to hold office until the 1999 annual meeting of shareholders and until their successors are duly elected and qualified.

   2. To consider and act on a proposed amendment to the Restated Articles of Incorporation.

   3. To consider and act on a shareholder proposal from a group of shareholders controlled by James D. Azzar (the "Azzar Group") to approve the restoration of voting power pursuant to Section 180.1150 of the Wisconsin Business Corporation Law, if such proposal is presented at the meeting.

   4. To consider and act on a shareholder proposal from the Azzar Group to establish a shareholder advisory committee, if such proposal is presented at the meeting.

   5. To consider and act on any other business as may properly come before the meeting or any adjournment or postponement thereof.

   The close of business on March 26, 1996, has been fixed as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

   A proxy for the meeting and a proxy statement are enclosed herewith.


                            By Order of the Board of Directors
                            BADGER PAPER MILLS, INC.


                            Miles L. Kresl, Jr.
                            Corporate Secretary


   Peshtigo, Wisconsin
   April 12, 1996

   YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY HOW YOUR NAME APPEARS THEREON AND RETURN IMMEDIATELY.

                            BADGER PAPER MILLS, INC.
                              200 West Front Street
                         Peshtigo, Wisconsin  54157-0149



                                 PROXY STATEMENT
                                       For
                         ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 14, 1996


             This proxy statement is being furnished to shareholders by the Board of Directors (the "Board") of Badger Paper Mills, Inc. (the "Company") beginning on or about April 16, 1996, in connection with a solicitation of proxies by the Board for use at the Annual Meeting of Shareholders to be held on Tuesday, May 14, 1996, at 10:00 a.m., local time, at the Best Western Riverfront Inn, 1821 Riverside Ave., Marinette, Wisconsin, and all adjournments or postponements thereof (the "Annual Meeting") for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

             Execution of a proxy given in response to this solicitation will not affect a shareholder's right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to the Company in writing at or before the Annual Meeting.

             A proxy, in the enclosed form, which is properly executed, duly returned to the Company and not revoked will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted (i) "FOR" the two persons nominated for election as directors referred to herein, (ii) "FOR" the proposed amendment to the Restated Articles of Incorporation ("Restated Articles"),
   (iii) "AGAINST" the proposed shareholder proposal to restore voting power to the Azzar Group, (iv) "AGAINST" the shareholder proposal to create a shareholder advisory committee and (v) on such other business or matters which may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the election of directors, the proposed amendment to the Restated Articles and the two shareholder proposals, the Board has no knowledge of any other matters to be presented for action by the shareholders at the Annual Meeting.

             Only holders of record of the Company's common stock, no par value (the "Common Stock"), as of the close of business on March 26, 1996, are entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote 1,945,130 shares of Common Stock, each of which is entitled to one vote per share.


                              ELECTION OF DIRECTORS

             The Company's By-Laws provide that the directors shall be divided into three classes, with staggered terms of three years each. At the Annual Meeting, the shareholders will elect two directors to hold office until the 1999 annual meeting of shareholders and until their successors are duly elected and qualified. Unless shareholders otherwise specify, shares represented by the proxies received will be voted in favor of the election as directors of the two persons named as nominees herein. The Board has no reason to believe that any of the listed nominees will be unable or unwilling to serve as a director if elected. However, in the event that any nominee should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board. Directors will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present). Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of directors. Votes will be tabulated by inspectors of election appointed by the Board.

             The following sets forth certain information, as of March 26, 1996, about the Board's nominees for election at the Annual Meeting and each director of the Company whose term will continue after the Annual Meeting.

                   Nominees for Election at the Annual Meeting

                   Terms expiring at the 1999 Annual Meeting

   Bennie C. Burish, 70, has served on the Board of the Company since 1970. Mr. Burish retired in 1991 as President and Chief Operating Officer of the Company but served as Interim President from August 1992 until February 1993.

   Edwin A. Meyer, Jr., 69, has been the Chairman of the Board of the Company since 1976 and a director of the Company since 1958. Mr. Meyer retired in 1993 as Chief Executive Officer of the Company.

   THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE "FOR" BOTH NOMINEES. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "FOR" BOTH NOMINEES.

                         Directors Continuing in Office

                    Terms expiring at the 1997 Annual Meeting

   Claude L. Van Hefty, 57, has served on the Board of the Company since 1994. Mr. Van Hefty has served the Company as President and Chief Operating Officer since November 1994 and as Chief Executive Officer since December 1995. Prior thereto, Mr. Van Hefty served the Company as Vice President-Fibre Procurement, Vice President and General Manager of the Company's former Dayton, Ohio division and Director of Purchases.

   Ralph D. Searles, 54, has served as a director of the Company since 1995. Mr. Searles has been President and Chief Executive Officer of Great Northern Corporation located in Appleton, Wisconsin, since 1991.

                    Terms expiring at the 1998 Annual Meeting

   Earl R. St. John, Jr., 59, has served as a director of the Company since 1986. Mr. St. John has been President of St. John Forest Products, Inc. and St. John Trucking, Inc., both of which are located in Spalding, Michigan, since 1962, and is the owner of both companies.

   Thomas J. Kuber, 55, has served as a director of the Company since 1995. Mr. Kuber has been President of K&K Warehousing located in Menominee, Michigan since 1973, and the Chief Executive Officer of Great Lakes Pulp & Fibre, Inc., also located in Menominee, Michigan, since 1993.


                               BOARD OF DIRECTORS

   General

             The Board has appointed Audit, Executive and Compensation Committees. The Audit Committee is responsible for reviewing (i) the scope of annual audit activities, (ii) professional services performed by auditors approved by the Board and (iii) the independence of such auditors. The Audit Committee also reviews the annual financial statements of the Company and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as have been brought to its attention. Bennie C. Burish (Chairman), Earl R. St. John, Jr., Edwin A. Meyer, Jr. and Ralph D. Searles are members of the Audit Committee. The Audit Committee held one meeting in 1995.

             The Compensation Committee reviews executive compensation policies and also recommends from time to time to the Board compensation of the elected officers of the Company. Earl R. St. John, Jr. (Chairman), Bennie C. Burish, Edwin A. Meyer, Jr. and Thomas J. Kuber are members of the Compensation Committee. The Compensation Committee held two meetings in 1995.

             The Executive Committee may exercise many of the powers of the Board in the management of the business and affairs of the Company in the intervals between meetings of the Board. While its powers are very broad, in practice it meets only when it would be impractical to call a meeting of the Board. Edwin A. Meyer, Jr. (Chairman), Bennie C. Burish, Earl R. St. John, Jr., Ralph D. Searles and Thomas J. Kuber are members of the Executive Committee. The Executive Committee did not meet in 1995.

             The Board has no nominating committee. The Board selects the director nominees to stand for election at the Company's annual meetings of shareholders and to fill vacancies occurring on the Board. The Board will consider nominees recommended by shareholders, but has no established procedures which shareholders must follow to make a recommendation.

             The Board held ten meetings in 1995. Each director attended at least 75% of the aggregate of the total meetings held by the Board and the total meetings held by all committees on which each such director served during 1995, except Mr. Searles, who attended 70% of such meetings.

   Director Compensation

             Directors who are employees of the Company receive no compensation as such for service as members of either the Board or committees thereof. In 1996, directors who are not employees of the Company will receive a quarterly retainer of $3,000 and a fee of $750 for each committee meeting attended. See "EXECUTIVE COMPENSATION" for certain compensation arrangements relating to Messrs. Meyer and Burish, as former executive officers of the Company.


                             PRINCIPAL SHAREHOLDERS

             The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 26, 1996 by: (i) each director and nominee; (ii) the executive officers named in the Summary Compensation Table set forth below; (iii) all of the directors, nominees and executive officers (including the executive officers named in the Summary Compensation Table) as a group; and (iv) each person or other entity known by the Company to own beneficially more than 5% of the class of Common Stock. Except as otherwise indicated in the footnotes, each of the holders listed below has sole voting and investment power over the shares beneficially owned.

                                   Shares of          Percent of
                                  Common Stock       Common Stock
                                  Beneficially       Beneficially
     Name of Beneficial Owner        Owned              Owned

    Edwin A. Meyer, Jr. . . .         316,022(1)             16.2%
    Bennie C. Burish  . . . .         100,948(2)              5.2%
    Earl R. St. John, Jr. . .          11,000(3)               *
    Claude L. Van Hefty . . .           4,350(4)               *
    Miles L. Kresl, Jr. . . .           5,300                  *
    Thomas J. Kuber . . . . .           1,010                  *
    Ralph D. Searles  . . . .             800                  *
    All directors, nominees
    and executive officers as
    a group (10 persons)  . .         442,230(5)             22.7%
    Walter F. Adrian  . . . .         112,000(6)              5.8%
    James D. Azzar  . . . . .         274,764(7)             14.1%
   ____________________________
   *Denotes less than 1%.

   (1) Amounts shown include 49,766 shares owned by Lorraine Meyer, and 22,744 shares owned by Carol Coffey Sheridan, as to which Mr. Meyer has voting rights but disclaims beneficial ownership. The amounts shown do not include 8,312 shares of Common Stock owned by Gloria L. Meyer, Mr. Meyer's wife, as to which he disclaims voting and dispositive power.

   (2) Amounts shown do not include 11,500 shares of Common Stock owned by Donna M. Burish, Mr. Burish's wife, as to which he disclaims voting and dispositive power.

   (3) Amounts shown include 11,000 shares of Common Stock held in trust as to which Mr. St. John has sole voting and dispositive power. Amounts shown do not include 11,000 shares of Common Stock held in trust for the benefit of Rosemary St. John, Mr. St. John's wife, as to which he disclaims voting and dispositive power.

   (4) Amounts shown include 2,000 shares of Common Stock owned by Mr. Van Hefty and Karen J. Van Hefty, Mr. Van Hefty's wife, as joint tenants as to which they share voting and investment power.

   (5) In the aggregate, directors and executive officers have sole voting and dispositive power with respect to 367,020 shares; in the aggregate, directors and executive officers have sole voting rights only with respect to 72,510 shares; and in the aggregate, directors and executive officers have shared voting and dispositive power with respect to 2,700 shares.

   (6) The share amount listed is from the Schedule 13G dated April 17, 1995 filed with the Securities and Exchange Commission and the Company. Mr. Adrian's address is 201 Emery Avenue, South, Peshtigo, Wisconsin 54157.

   (7)  According to a report of beneficial ownership on an amendment to
        Schedule 13D dated March 20, 1996, James D. Azzar ("Azzar"), Bomarko, Inc. ("Bomarko") and Extrusions Division, Inc. ("EDI") (collectively referred to as the "Azzar Group") constitute a "group" with respect to the acquisition of Common Stock. Of the reported shares, 274,564 are owned by Bomarko, and 200 are owned by EDI. Azzar is deemed to beneficially own all of such shares in his capacity as chairman of the board, chief executive officer and director of, and investor in, Bomarko, and president, sole director and sole shareholder of EDI. Azzar's address is 201 Cottage Grove, S.E., Grand Rapids, Michigan 49507. The address of Bomarko's principal office is North Oak Road, P.O. Box K, Plymouth, Indiana 46563. The address of EDI's principal office is 208 Pioneer Club Road, East Grand Rapids, Michigan 49506.



                              CERTAIN TRANSACTIONS

             Mr. Searles is president and chief executive officer of Great Northern Corporation from which the Company purchased corrugated packaging products totaling $173,600 at contracted prices which are competitive with other manufacturers supplying similar materials.

             Mr. St. John is the owner and president of Earl St. John Forest Products, Inc., from which the Company purchased pulpwood in 1995. See "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION."

             Mr. Kuber is president of K&K Warehousing to which the Company made payments in aggregate of $42,600 in 1995. K&K Warehousing provided storage, handling, pickup and delivery services for raw materials and finished product at negotiated rates which are competitive with other warehousemen and contract carriers.


                             EXECUTIVE COMPENSATION

   Summary Compensation Information

             The following table sets forth certain information concerning the compensation earned in each of the last three fiscal years by Mr. Van Hefty, the Company's President, Chief Operating Officer and Chief Executive Officer and Miles L. Kresl, Jr., the Company's Vice President/Administration, Treasurer and Corporate Secretary. No other Company executive officer earned over $100,000 in the fiscal year ended December 31, 1995. The persons named in the table are sometimes referred to herein as the "named executive officers."

                           Summary Compensation Table

                                                    Annual Compensation              Long-Term Compensation

                                                                                      Awards        Payouts
                                                                         Other      Securities     Long-Term
                                                                        Annual      Underlying     Incentive
             Name and                                                  Compensa-       Stock      Compensation    All Other (3)
        Principal Position     Year        Salary($)   Bonus($)(1)    tion($)(2)    Options(#)     Payouts($)    Compensation($)

    Claude L. Van Hefty, Jr.   1995         $165,189     $45,000          --            --             --            $28,128
      President, Chief         1994           81,394        --            --            --             --             11,909
      Operating Officer and    1993               --        --            --            --             --                --
      Chief Executive Officer

    Miles L. Kresl, Jr.        1995           93,109     $10,900          --            --             --            $17,185
      Vice President/          1994               --        --            --            --             --                 --
      Administration,          1993               --        --            --            --             --                 --
      Treasurer and Corporate
      Secretary


   (1) Includes bonus grants of shares of Common Stock (valued according to their fair market value on the date of grant) in the following amounts: Mr. Van Hefty, 2,000 shares worth $29,000; Mr. Kresl, 200 shares worth $2,900.

   (2) The aggregate amount of such compensation for the indicated person was less than 10% of the total salary and bonus reported for the named executive officer in the Summary Compensation Table in each year.

   (3) Consists of (a) life insurance premiums paid by the Company in the amount of $6,500 and $18,576 for Mr. Van Hefty in 1994 and 1995, respectively, and $12,184 for Mr. Kresl in 1995, and (b) payments made by the Company under the Company's Profit Sharing Plan and Trust for Non-Union Employees in the amount of $5,409 and $9,552 to Mr. Van Hefty in 1994 and 1995, respectively, and $5,001 to Mr. Kresl in 1995.

   Agreements with the Named Executive Officers

        In January 1995, the Company and Mr. Van Hefty entered into an Executive Employment Agreement. The Executive Employment Agreement was motivated by Mr. Van Hefty's and the Board's desire to provide certainty and continuity for the Company in the event of a change in control of the Company. Under the Executive Employment Agreement, Mr. Van Hefty is entitled to continuation of his salary for up to three years in the event of the termination of Mr. Van Hefty's employment with the Company under certain circumstances following a change in control covered by the Executive Employment Agreement. The Executive Employment Agreement does not mandate any particular salary, bonus or benefit level prior to a change in control, and does not restrict the Company's ability to terminate Mr. Van Hefty prior to a change in control.

   Agreements with Retired Executive Officers who are Directors

             In October 1990, the Board adopted a Supplemental Executive Retirement Plan (the "SERP"). The SERP provides additional benefits to former executive officers designated by the Board, which group includes Messrs. Meyer and Burish. Under the SERP, a participant acquires the right upon retirement to benefits of $50,000 per year for ten years, payable monthly. In the event of death of a participant after retirement, but before payment of benefits in full, his or her spouse acquires the right to receive the monthly benefits which would have been paid to the participant had he or she not died. The amounts calculated under the SERP are not subject to any reduction for Social Security benefits and are not determined primarily by final compensation or by average final compensation and years of service.

   Report on Executive Compensation

             Executive officer compensation is established through recommendations of the Compensation Committee of the Board. The Compensation Committee meets as necessary to review with the President the performance of executive officers of the Company, and without him in the evaluation of his services. The Compensation Committee recommends executive compensation to the Board, which then makes its decisions as to such matters after review and deliberation. The Compensation Committee also is responsible for establishing and administering policies which govern incentives.

             The philosophy of the Compensation Committee with respect to executive officer compensation is to position base salaries conservatively low in relation to perceived comparable market compensation. The Compensation Committee makes a review of compensation for companies perceived by the Compensation Committee to be similar, based on available public information. The companies included in that review are not necessarily the same as the companies included in the S&P Paper & Forestry Products Index used in the following performance graph. The Compensation Committee then establishes base salaries for the various executive officer positions based on what the Compensation Committee perceives to be the low range of salaries for positions which, in the Compensation Committee's judgment, are comparable in responsibilities and function.

        Mr. Van Hefty received 2,000 shares of Company Common Stock as a bonus in 1995. When Mr. Van Hefty was hired, he was informed that a stock bonus would be considered for him if the Company was profitable. The Compensation Committee and the Board determined it was in the Company's best interests to reward good performance by the Company and provide Mr. Van Hefty with an equity interest in the Company since he was successful in his first full year as President. Because of the Company's performance, the Compensation Committee recommended, and the Board approved, a stock bonus of 2,000 shares of Common Stock for Mr. Van Hefty. Other executive officers also received stock bonuses based on the Company's performance, including Mr. Kresl, with a maximum of 200 shares awarded to any one officer.

             Section 162(m) Limitation. It is anticipated that all 1996 compensation to executives will be fully deductible under Section 162(m) of the Internal Revenue Code and therefore the Compensation Committee determined that a policy with respect to qualifying the compensation paid to executive officers for deductibility is not necessary.

                            BADGER PAPER MILLS, INC.
                             COMPENSATION COMMITTEE


                        Earl R. St. John, Jr. (Chairman)
                               Edwin A. Meyer, Jr.
                                Bennie C. Burish
                                 Thomas J. Kuber


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

             Messrs. Burish and Meyer became members of the Compensation Committee in July and October, 1993, respectively. Mr. Meyer retired as the Company's Chief Executive Officer on March 31, 1993, but continues as the Chairman of the Board. Mr. Burish retired as the Company's President in May 1991, but served as Interim President from August 1992 to February 1993. The Company purchases pulpwood from a company owned by Mr. St. John. In 1995, the amount of such purchases was $42,600. The purchases were under contracts issued by the Company in accordance with its published pulpwood price lists. See "CERTAIN TRANSACTIONS."


                             PERFORMANCE INFORMATION

             The following graph compares on a cumulative basis changes during the past five years in (a) the total shareholder return on the Common Stock with (b) the total return on the Standard & Poor's 500 Stock Index (the "Standard & Poor's Index") and (c) the total return on the S&P Paper & Forestry Products Index (the "PF Products Index"). Such changes have been measured by dividing (a) the sum of (i) the amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the price per share at the end of and the beginning of the measurement period, by (b) the price per share at the beginning of the measurement period. The graph assumes $100 was invested on January 1, 1991 in Common Stock, the Standard & Poor's Index and the PF Products Index.

                            [STOCK PERFORMANCE GRAPH]


                 December  December  December   December  December  December
                 31, 1990  31, 1991  31, 1992   31, 1993  31, 1994  31, 1995
  Badger Paper
   Mills, Inc.   $100      $175.17   $113.66   $ 83.04   $ 65.37   $106.72
  PF Products
   Index          100       130.47    140.41    154.56    156.60    215.45
  Standard &
   Poor's
   Index          100       126.84    145.03    159.84    166.55    183.37


            PROPOSED AMENDMENT TO RESTATED ARTICLES OF INCORPORATION

   Summary of Proposed Amendment

             The Board unanimously approved and recommends for shareholder approval a proposed amendment (the "Proposed Amendment") to the Company's Restated Articles which provides that (i) the Company's By-Laws shall set forth the general powers, number, classification, tenure and qualifications of directors; (ii) such By-Law provisions shall be amended, altered, changed or repealed only by the affirmative vote of holders of at least seventy-five percent (75%) of the voting power of the Company's then outstanding capital stock entitled to vote generally (currently only the Common Stock) or by the affirmative vote of the number of directors in the two largest classes of directors provided for in the By-Laws, plus one director; (iii) any director shall be removed from office for Cause (as defined in the Proposed Amendment which is attached hereto as Exhibit A) by the affirmative vote of holders of at least seventy-five percent (75%) of the voting power of the Company's then outstanding capital stock entitled to vote generally or without Cause by resolution of the Board adopted by the number of directors in the two largest classes of directors provided for in the By-Laws plus one director, together with the affirmative vote of holders of a majority of the voting power of the Company's then outstanding capital stock entitled to vote generally; and
   (iv) these amended Restated Articles provisions may only be amended, altered, changed or repealed by the affirmative vote of holders of at least seventy-five percent (75%) of the voting power of the Company's then outstanding capital stock entitled to vote generally. This summary is qualified in its entirety by reference to the full text of the Proposed Amendment set forth in Exhibit A.

             The provisions of the Company's Restated Articles now provide that the number of directors constituting the Board shall be fixed by the By-Laws but shall not be less than five or more than nine. The Restated Articles do not speak to the requisite vote of shareholders or directors needed to amend the By-Laws.

        Section 3.02 of the Company's current By-Laws provide for a Board with staggered terms and for the removal of directors by the affirmative vote of two-thirds (2/3) of the outstanding shares entitled to vote for the election of such directors or by the affirmative vote of two-thirds (2/3) of the directors in office at the time such a vote is taken.
   Section 3.02 of the By-laws also provides that it may not be amended, altered or repealed except with the affirmative vote of two-thirds (2/3) of the outstanding shares entitled to vote on such matter.

   Reasons for Proposed Amendment

        The Company's By-Laws currently provide for staggered Board terms and require a two-thirds (2/3) vote of shareholders to remove directors. However, in order to ensure that these provisions relating to the structure and composition of the Board are effective and enforceable under Wisconsin law, the Company's legal counsel has recommended that the Company adopt the Proposed Amendment.

        The Board believes that Proposed Amendment if adopted will make it more difficult in the future for any person or event to cause an immediate change in the composition of the Board. If the Proposed Amendment is adopted, the shareholders acting on their own will only be able to amend Sections 3.01 or 3.02 of the By-laws or Article IV of the Restated Articles with the affirmative vote of shareholders holding at least 75% of the voting power of the Company's then outstanding capital stock entitled to vote generally; currently, shareholders holding two-thirds (2/3) of the outstanding Common Stock is necessary to amend those provisions of the By-laws.

        The Proposed Amendment, if adopted, should encourage a third party seeking to gain control of the Company to consult first with the Board, and provides the Board with the opportunity to obtain information and consider relevant factors, which may include the structure of the transaction and its tax consequences, the long-term prospects of the Company and the impact on employees, suppliers, customers and communities in which the Company operates.

             In addition, the Proposed Amendment helps to safeguard continuity and stability of management and policies, thereby enhancing the ability of the Company to attract competent and qualified officers and employees necessary for the Company's continued success.

   Possible Adverse Consequences

             The Proposed Amendment could have the effect of deterring a third party from making a takeover proposal and thereby deprive shareholders of an opportunity to receive a premium over prevailing market prices for the Common Stock which might otherwise result from such action. Also, approval of the Proposed Amendment will make more difficult or discourage a proxy contest, assumption of control or removal of an incumbent director even if such result might be considered by the Board or a majority of holders of Common Stock to be in their best interests. Accordingly, the Proposed Amendment could have the effect of perpetuating the tenure of the Company's present management. The Board is not aware of any existing or planned effort on the part of any party to acquire control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise, or to change the Company's management in any way.

        The Company cannot predict the effect of the Proposed Amendment on the market value of the Common Stock. Such market value will depend on many factors, including the Company's performance, general market conditions and conditions relating to companies in the same or similar industries as the Company.

   Recommendation

        AFTER CONSIDERING THE FACTORS DEEMED RELEVANT AND BEARING IN MIND THAT THE STAGGERED BOARD AND A LESSER SUPER- MAJORITY SHAREHOLDER VOTE PROVISION ARE ALREADY INCLUDED IN THE COMPANY'S CURRENT BY-LAWS, THE BOARD UNANIMOUSLY RECOMMENDS THE PROPOSED AMENDMENT TO THE SHAREHOLDERS AND ENCOURAGES SHAREHOLDERS TO VOTE "FOR" THE PROPOSED AMENDMENT. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "FOR" THE PROPOSED AMENDMENT.

   Vote Required

     The number of votes cast "FOR" the Proposed Amendment must exceed the number of votes cast "AGAINST" the Proposed Amendment to approve the Proposed Amendment.

                SHAREHOLDER PROPOSAL TO RESTORE FULL VOTING POWER

        Under Section 180.1150 of the Wisconsin Business Corporation Law ("WBCL"), the voting power of shares of Common Stock held by any person, or group acting in concert, in excess of 20% of the aggregate of all shares eligible to vote in the election of Company directors is limited in voting on any matter to 10% of the full voting power of such excess shares, unless Company shareholders have voted to restore full voting power. Shares held or acquired under certain circumstances are excluded from the application of Section 180.1150, but such exceptions are not relevant in the matter being voted upon. If a shareholder requests, the Board must call a meeting of shareholders to consider and act upon a proposal to restore full voting power of the shares.

        In late February 1996, the Company received a shareholder resolution and notice pursuant to Section 180.1150 from the Azzar Group. Pursuant to the WBCL, the Azzar Group has requested that the following shareholder proposal be submitted to a vote of the shareholders at the Annual Meeting. Therefore, as required of it, the Board has agreed to submit the following proposal at the Annual Meeting and is including the resolution and notice in the exact form they were received from the Azzar Group.

   Notice of Proposed Resolution

                         "NOTICE OF PROPOSED RESOLUTION

             This Notice and the accompanying Resolution are submitted to the shareholders of Badger Paper Mills, Inc. ("Badger") pursuant to Wis. Stat. Section 180.1150 on behalf of Bomarko, Inc. ("Bomarko"), Extrusions Division, Inc. ("EDI"), and James D. Azzar (collectively referred to as the "Investors"). The Investors hereby request a shareholder vote to approve restoration of full voting power to the Investors in the event that the Investors purchase shares of Badger in excess of 20% of the voting power in the election of directors.

             Bomarko beneficially owns 274,564 shares of the common stock of Badger ("Badger Shares"). EDI beneficially owns 200 Badger Shares. Mr. Azzar beneficially owns 274,764 Badger Shares, or approximately 14% of the voting power in the election of directors, including shares beneficially owned by Bomarko and EDI.

             At this time, the Investors propose to acquire more than 20 percent but less than 50 percent of the total Badger Shares outstanding.

             The Investors propose to acquire such shares with cash on hand or obtained from the sale of other investment securities, or from existing lines of credit. Purchases will be made on the open market and in privately negotiated transactions with individual shareholders of Badger. Although the Investors have no present intention to purchase shares otherwise than as set forth above, they reserve the right to acquire shares by any lawful means.

             The Investors' purpose in acquiring such shares is to acquire a significant equity interest in the Issuer as an investment. The Investors may, from time to time, reevaluate and change their purpose for owning such shares.

             Bomarko is a converter and manufacturer of coated and printed paper products. In the ordinary course of its business, it purchases substantial quantities of paper of types manufactured by Badger. Bomarko is a competitor of Badger in some product lines.

             In December of 1995, James D. Azzar proposed to the Badger board of directors that Bomarko and Badger enter into discussion of a strategic transaction. He was, however, advised by the board of directors of Badger that the board did not wish to pursue such discussions. No such plan or proposal was presently being advanced by the Investors.

             The Investors have no present plans to gain control of Badger. Accordingly, the Investors have no present plans or proposals to liquidate Badger, to sell substantially all of its assets, or merge it or exchange its shares with any other person, to change the location of its principal office or a material portion of its business activities, to change materially its management or policies of employment, to alter materially its relationship with suppliers or customers or the communities in which it operates, or make any other material change in its business, corporate structure, management or personnel. Because the Investors have no present plan to gain control of Badger, they do not presently expect their investment in Badger to materially affect Badger employees. Despite the absence of a present intention to gain control of Badger, the Investors recognize that an increase in degree of influence will result from increased stock ownership. The Investors intend to have an interest and involvement in management that exceeds that of an ordinary shareholder. The Investors may from time to time reevaluate and change their plans and intentions with respect to such shares."

   Shareholder Resolution

        The Azzar Group is expected to offer a resolution for consideration by shareholders at the annual meeting along the lines of the following:

        RESOLVED, that pursuant to Wis. Stat. Section 180.1150, full voting power is hereby approved and restored to all shares of this corporation to be acquired or held by Bomarko Inc., Extrusions Division, Inc., and James D. Azzar in excess of 20% of the voting power in the election of directors.

   Statement in Support of Shareholder Proposal

        The statement provided by the Azzar Group in support of this shareholder proposal is attached as Exhibit B to this Proxy Statement. EXHIBIT B IS IN THE FORM SUBMITTED BY THE AZZAR GROUP, AND DOES NOT REPRESENT THE VIEWS OF THE BOARD OR THE COMPANY.

   Board's Statement of Position

        The Board unanimously recommends that Company shareholders vote "AGAINST" this shareholder proposal. The Azzar Group indicates that it will buy additional shares of Common Stock but not go over the 50% ownership level. A shareholder could seize effective control of the Company through ownership of a significant percentage equity interest although less than 50%. The Board cannot support a vague and general proposal, like that of the Azzar Group, which would allow a third party to acquire control of the Company and leave other shareholders without an effective voice in the Company and without compensation for giving up control.

        Since 1929 the Company has enjoyed reasonable growth and has provided a substantial degree of security to its investors. The Board believes that this success has been attributable, in no small part, to the diversity and stability of its shareholder base. The competitive nature of the paper industry neither rewards radical change nor forgives failings to predict and act upon market developments. Corporate decisions at the Company are consequently made with an appreciation of its 66 years of successful operation and with an eye toward a productive future. The Company has concentrated on its long-term success and future, with an understanding that it needs to weather the short-term dips and trends in the paper industry.

        Company shareholders, by and large, are investors who have invested for the long haul and who do not buy and sell the Common Stock with the vagaries of the stock market. Company shareholders appreciate the long-term benefits that the Common Stock offers.

        The Board believes strongly that the concentration of voting power in the hands of a single or a small number of shareholders would be potentially damaging to the manner in which the Company has done business and contrary to the interests of the Company's diverse shareholder base. In recent years, the Company's shareholder ownership has become less concentrated. Presently, no single shareholder owns in excess of 20% of the Common Stock. Diverse ownership protects small shareholders from the capriciousness of a single or small group of shareholders who wield a substantial or controlling vote.

        A large shareholder with a controlling interest in the Company could change the Company's philosophy or force short-term decisions that sacrifice the future of the Company. We do not know the Azzar Group's intentions for the Company, its business, its shareholders or its employees, either now or in the future. Most importantly, it is unclear whether the Azzar Group, or any other single large shareholder (especially one like Bomarko, which is a potential customer of the Company) can fairly look out for the other shareholders of the Company at the same time it is looking out for its own interests. Whatever the Azzar Group's intentions are, they may change at any time or from time to time. The Board feels that this should be a concern to its shareholders because such a large shareholder could effectively control the Company without purchasing the Common Stock of minority shareholders or giving them any opportunity to vote on that change, other than this vote.

        To protect small shareholders, the Wisconsin legislature enacted legislation which limits the voting rights of a single shareholder who owns more than 20% of its shares under the belief that the shareholders of a corporation should have a choice as to whether they want such a large investor to wield such power. (The Azzar Group knew or should have known about this restriction when it began purchasing shares.) The Board believes that the legislature has prudently given this choice to Wisconsin shareholders and does not believe that it is in the best interest of Company shareholders to give effective control of the Company to one shareholder or group of shareholders.

        The Azzar Group indicates that it does not intend to acquire more than 50% of the Common Stock. That means it would acquire effective control of the Company without dealing with the remaining shareholders. The Board cannot support any proposal in which holders of more than half of the Common Stock would not benefit from a change of control. If control changes, all shareholders must be treated equally and fairly.

        Presently small shareholders have a voice in the operation and management of the Company; a "for" vote would mute this voice.

   Recommendation

        THE BOARD BELIEVES THAT THE ACCUMULATION OF VOTING RIGHTS IN EXCESS OF 20% BY ANY ONE SHAREHOLDER OR GROUP OF SHAREHOLDERS IS CONTRARY TO THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" THIS SHAREHOLDER PROPOSAL. SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "AGAINST" THIS SHAREHOLDER PROPOSAL.

   Vote Required

        The number of votes cast "FOR" this shareholder proposal must exceed the number of votes cast "AGAINST" this shareholder proposal to approve this shareholder proposal.


                         SHAREHOLDER PROPOSAL TO CREATE
                         SHAREHOLDER ADVISORY COMMITTEE

   Shareholder Proposal and Statement in Support of Shareholder Proposal

        Extrusions Division, Inc., 208 Pioneer Club Road, East Grand Rapids, Michigan, has notified the Company that it intends to present at the Annual Meeting the following proposal:

                              "SHAREHOLDER PROPOSAL

             RESOLVED, that the shareholders request that the Board of Directors establish a Shareholder Advisory Committee (the "Committee") on substantially the following terms. The Committee will advise the Board of shareholders' views pertaining to significant transactions involving the Company, including without limitation, sales of Company assets outside the ordinary course of business ("Transactions").

        A majority of the Board will meet with the Committee on a quarterly basis and will provide the Committee with information that is reasonably necessary for the Committee to adequately assess proposed Transactions. The Committee may, at its option, include a report of its activities, not to exceed 2,500 words, in the Company's annual proxy statement. The Committee's advice and recommendations shall not limit or restrict the ability of the Board to take whatever action it deems best for the Company.

        The Committee will adopt regulations to govern its operations.
     The Committee will have at least one but no more than five members, who will serve without compensation except for reimbursement of reasonable travel and other expenses. The Committee will consist of one representative of each of the Company's shareholders that, as of the record date for determining shareholders entitled to vote at each annual shareholders' meeting: (1) beneficially owns at least ten percent of the Company's outstanding shares of common stock; and (2) has not been an officer or director of the Company, or an "affiliate" or "associate" of an officer or director, as such terms are defined in Rule 405 under the Securities Act of 1933, as amended, within the last five years. Such shareholders shall appoint Committee members by submitting, in writing, to the Company's Secretary within twenty days following each annual shareholders' meeting, the representative's name and proof of the shareholder's stock ownership. No officer or director of the Company shall serve on the Committee.

        The Board will ensure the Committee's formation and its annual reconstitution within forty-five days after each annual shareholders' meeting and shall use all reasonable efforts to facilitate its effective operation.

                              SUPPORTING STATEMENT

        The decisions of the Board of Directors on major policy issues should be made with due consideration for the views of all shareholders. We believe that the Committee would provide an effective means of communicating the views of shareholders independent of management by establishing a formalized structure for shareholder input. We think that this structure will benefit the Company by both providing the directors with an important information resource and in strengthening the relationship between the board and shareholders.

        The Committee would have no authority to bind or act on behalf of the Board of Directors, nor would it become involved in Company management. Instead, the Committee would be concerned with major policy decisions and major transactions that could have a fundamental impact on the value of our investments. The shareholders, as owners of the Company, have a right to a say in major events affecting the Company. The Committee is intended to provide a productive forum in which such communications can take place."

   Board's Statement of Position

        The Board does not believe that a "shareholder advisory committee" is necessary or helpful for its shareholders. The Board is receptive to comments and questions from Company shareholders, and welcomes the opportunity to discuss the Company, its operations and its future prospects with shareholders.

        The proponent for this shareholder proposal is controlled by Mr. James D. Azzar of the Azzar Group, the same shareholder who put forward the other shareholder proposal in this Proxy Statement. Mr. Azzar's proposal to create a new "shareholder advisory committee", while couched in general terms, seeks to advance his own personal interests. Under the terms proposed by Mr. Azzar for the "shareholder advisory committee" there would be only one member currently---Mr. Azzar. For a better understanding of the Board's concerns about Mr. Azzar's undisclosed goals and intentions for the Company, you may find it helpful to reread the section of this Proxy Statement captioned "SHAREHOLDER PROPOSAL TO RESTORE FULL VOTING POWER---Board's Statement of Position" beginning on page 14 of this Proxy Statement. The Board has had several meetings and discussions with Mr. Azzar with respect to the Company, its operations and its future prospects. These discussions have occurred without the need for a "shareholder advisory committee".

        In summary, the Board does not believe that the creation of a "shareholder advisory committee" is necessary or helpful for the Company's shareholders, and its creation would only seek to advance the interests of a single beneficial owner, Mr. Azzar. The Board believes that the Company should be run for the benefit of ALL shareholders, not just one.


   Recommendation

        THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" THIS SHAREHOLDER PROPOSAL. IF THIS PROPOSAL IS PRESENTED AT THE ANNUAL MEETING, SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED "AGAINST" THE PROPOSAL.

   Vote Required

        The number of votes cast "FOR" this shareholder proposal must exceed the number of votes cast "AGAINST" this shareholder proposal to approve this shareholder proposal.

                                  MISCELLANEOUS

   Independent Auditors

             Coopers & Lybrand L.L.P. acted as the independent auditors for the Company in 1995 and it is anticipated that such firm will be similarly appointed to act in 1996. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.


   Shareholder Proposals

        Any shareholder entitled to submit proposals to be considered at the 1997 annual meeting shall be a record or beneficial owner of at least 1% or $1,000 in market value of Common Stock at the time the proposal is submitted, shall have held said Common Stock for at least one year, and shall continue to own said Common Stock through the date on which the annual meeting is held. Proposals which shareholders of the Company intend to present at and have included in the Company's proxy statement for the 1997 annual meeting must be received by the Company by the close of business on December 15, 1996.

   Other Matters

             Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports concerning their ownership of Company equity securities with the Securities and Exchange Commission and the Company. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that during the fiscal year ended December 31, 1995, all its directors and executive officers complied with the Section 16(a) filing requirements, except that Mr. Kuber was delinquent in filing a Form 3 upon becoming a director in February of 1995 and in filing a Form 4 regarding a stock purchase made in February of 1995 because he was travelling outside of the country.

             The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain officers and regular employees of the Company. The Company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Common Stock.

                                 By Order of the Board of Directors
                                 BADGER PAPER MILLS, INC.



                                 Miles L. Kresl, Jr.
                                 Corporate Secretary

   April 12, 1996

                                                                    Exhibit A

                             PROPOSED AMENDMENT TO
                       RESTATED ARTICLES OF INCORPORATION


                                   ARTICLE IV

             (A) General Powers, Number, Classification and Tenure of Directors. The general powers, number, classification, tenure and qualifications of the directors of the corporation shall be as set forth in Sections 3.01 and 3.02 of Article III of the By-Laws of the corporation as such Sections shall exist from time to time. No provision of Section
   3.01 or 3.02 of the By-Laws shall be amended, altered, changed or repealed except by the affirmative vote of shareholders holding at least seventy-five percent (75%) of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally; provided, however, that the Board of Directors, by resolution adopted by the Requisite Vote (as hereinafter defined), may amend, alter, change or repeal any provision of Sections 3.01 or 3.02 of the By-Laws without a vote of the shareholders. As used herein, the term "Requisite Vote" shall mean the affirmative vote of the number of directors in the two largest classes of directors provided for in Section 3.01 of the By-Laws, plus one director.

             (B) Removal of Directors. Any director may be removed from office, but only for Cause (as hereinafter defined) by the affirmative vote of holders of at least seventy-five percent (75%) of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally; provided, however, that if the Board of Directors by resolution adopted by the Requisite Vote shall have recommended removal of a director, then the shareholders may remove such director from office without Cause by the affirmative vote of shareholders holding a majority of such outstanding shares. As used herein, "Cause" shall exist only if the director whose removal is proposed (i) has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or (ii) has been adjudged by a court of competent jurisdiction to be liable for willful misconduct in the performance of his or her duties to the corporation in a matter which has a material adverse effect on the business of the corporation and such adjudication is no longer subject to direct appeal.

             (C) Amendments. Notwithstanding any other provision of these Restated Articles of Incorporation, the provisions of this Article IV shall be amended, altered, changed or repealed only by the affirmative vote of shareholders holding at least seventy-five percent (75%) of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally.

                                                                    Exhibit B
                                 JAMES D. AZZAR
                             208 Cottage Grove, S.E.
                          Grand Rapids, Michigan  49506
                                 (616) 247-3611




                                  April 8, 1996



   Shareholders of
   Badger Paper Mills, Inc.

   Dear Fellow Shareholder,

                  I, like you, have invested in shares of Badger Paper Mills, Inc.

                  In recent years I, and two companies I own, have purchased Badger shares in the public market. These shares were sold by willing sellers. When I bought a single large block of shares which came on the market earlier this year, I became an owner of over 10% of Badger's shares. Since then I have continued to purchase shares in the public markets, in occasional transactions. I am presently the beneficial owner of 274,764 shares, or about 14% of Badger's stock.

                  I have no specific present intention to acquire any particular number of shares. Each of my purchases of shares has been and will be based on an evaluation of Badger's business and prospects, future developments and the availability of shares.

                  I have stated in filings with the Securities and Exchange Commission, and state to you, that my purpose in acquiring Badger shares has been to acquire a significant equity interest in Badger as an investment, and that I have no current plans which would result in any merger, reorganization, liquidation or extraordinary corporate transaction involving Badger, a sale or transfer of any of its material assets, any change in its present Board of Directors or management, any change in present capitalization, dividend policy business or corporate structure of Badger, or any discontinuation of its SEC registration or NASDAQ listing.

                  Bomarko is a converter and manufacturer of coated and printed paper products. In the ordinary course of its business, it purchases substantial quantities of paper of types manufactured by Badger. Bomarko is a competitor of Badger in some product lines.

                  In December of 1995, I proposed to the Badger board of directors that Bomarko and Badger enter into discussion of a strategic transaction. I was, however, advised by the board of directors of Badger that the board did not wish to pursue such discussions. No such plan or proposal was presently being advanced by the Investors. Indeed, my ability to do many of these things is already pretty well limited by the company's Articles of Incorporation and various Wisconsin laws.

                  The State of Wisconsin has a law that says that if I buy more than 20% of Badger's shares without your permission, I can't vote those shares (actually, I lose 90% of my voting rights on those shares). The right to vote in elections of directors and on proposals for fundamental corporate transactions is, I believe, the most significant right a shareholder has. It is this voting right which provides all shareholders, not just me, with some ability to assure that management is responsive to the interests of shareholders, and that management manages the company for the purpose of providing value to shareholders. I have relatively little interest in continuing to buy shares if I am faced with limit on the number of shares that I can own, or a limit on the voting power available to me to protect and promote the rights and interests of shareholders generally, and myself, specifically.

                  I am asking you to VOTE FOR a proposal which would extend the same voting rights you have on your shares to my shares if I buy over 20%. If you vote against the proposal you are, in my opinion, voting that you and the other shareholders should not have the opportunity to sell their shares to me if they wish to do so.

                  I am advised that management will recommend that you vote against this proposal. I can clearly understand why management might prefer that a shareholder who is not in the inside management group would have significant voting power. However, ask yourself whether it is in YOUR BEST INTEREST to limit the right of a shareholder to vote and to limit the ability of yourself and other shareholders to sell their shares.

                  Please VOTE FOR this proposal.

                                      Sincerely,



                                      James D. Azzar

   BADGER PAPER MILLS, INC.       PROXY     THIS PROXY IS SOLICITED ON BEHALF
   Peshtigo, Wisconsin 54147                       OF THE BOARD OF DIRECTORS.

   The undersigned hereby appoints Edwin A. Meyer, Jr. and Bennie C. Burish, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Badger Paper Mills, Inc., held of record by the undersigned on March 26, 1996, at the 1996 annual meeting of shareholders to be held May 14, 1996 and any adjournment or postponement thereof.

   1.   ELECTION OF DIRECTORS.

        [__] FOR all nominees listed            [__] WITHHOLD authority to
             below (except as marked                 vote for all nominees
             to the contrary below).                 listed below.

                    BENNIE C. BURISH AND EDWIN A. MEYER, JR.

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW).

     _____________________________________________________________________

   2.   PROPOSED AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION.

        [__] FOR                 [__] AGAINST                  [__] ABSTAIN

   3.   SHAREHOLDER PROPOSAL TO RESTORE FULL VOTING POWER.

        [__] FOR                 [__] AGAINST                  [__] ABSTAIN

   4.   SHAREHOLDER PROPOSAL TO CREATE SHAREHOLDER ADVISORY COMMITTEE.

        [__] FOR                 [__] AGAINST                  [__] ABSTAIN

   5.   In their discretion, the Proxies are authorized to vote upon such
   other business as may properly come before the    meeting.

   THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE TWO SPECIFIED DIRECTOR NOMINEES IN ITEM 1, "FOR" THE PROPOSED AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION IN
   ITEM 2, "AGAINST" THE SHAREHOLDER PROPOSALS IN ITEMS 3 AND 4, AND ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES NAMED HEREIN.

        Please sign exactly as name appears below. When shares are held by joint tenants, both should sign.

                                           When signing as attorney, as
                                           executor, administrator, trustee
                                           or guardian, please give full
                                           title as such.  If a corporation,
                                           please sign in full corporate name
                                           by President or other authorized
                                           officer.  If a partnership, please
                                           sign in partnership name by
                                           authorized person.

                                           [__] Please check here if you plan
                                                to attend the annual
                                                meeting in person.


   Dated ______________________, 1996        ________________________________
                                                                    Signature
   ___________________________________
   Please mark, sign, date, and promptly     ________________________________
   return the proxy card, using the                Signature, if held jointly
   enclosed envelope.
   ___________________________________